UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2006

JOHN H. HARLAND COMPANY

 (Exact name of registrant as specified in its charter)

Georgia	1-06352	58-0278260
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2939 Miller Road
Decatur, Georgia	30035
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  (770) 981-9460

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

On December 19, 2006, John H. Harland Company (“Harland”), M&F Worldwide Corp. (“M&F”) and a wholly owned subsidiary of M&F (“Sub”) entered into an Agreement and Plan of Merger (the “Merger Agreement”).  Under the Merger Agreement, Sub will be merged with and into Harland (the “Merger”), with Harland continuing after the Merger as the surviving corporation and as a wholly owned subsidiary of M&F.

Under the terms of the Merger Agreement, Harland’s shareholders will receive $52.75 in cash for each share of Harland common stock they own.  The total consideration for the acquisition of Harland is estimated at approximately $1.7 billion, including the assumption of Harland debt.  M&F intends to finance the transaction with new borrowings.  The transaction is not subject to a financing condition.  The transaction is subject to Harland shareholder approval, the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR”), and other customary conditions.

The Merger Agreement also provides that, upon termination of the Merger Agreement under specified circumstances involving a competing proposal, Harland may be required to pay M&F a termination fee of $52.5 million.  If the Merger Agreement is terminated in certain circumstances due to a failure to obtain the requisite HSR clearance, M&F has agreed to pay Harland (i) a termination fee of $52.5 million and (ii) up to an additional $12.0 million with respect to certain retention bonuses.

The Merger Agreement contains customary representations, warranties and covenants, including covenants relating to obtaining the requisite approval of the shareholders of Harland, solicitation of competing acquisition proposals and Harland’s conduct of its business between the date of the signing of the Merger Agreement and the closing of the Merger.

The foregoing description of the Merger and the Merger Agreement is not complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

Important Additional Information Will Be Filed with the SEC

In connection with the Merger and required shareholder approval, Harland will file a proxy statement with the Securities and Exchange Commission (the “SEC”).  INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT HARLAND AND THE MERGER.  Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC, at its website at www.sec.gov.  In addition, the documents filed by Harland with the SEC may be obtained free of charge by contacting Harland at: John H. Harland Company, Attn: Henry R. Bond, Vice President, Investor Relations, Box 105250, Atlanta, Georgia 30348; Telephone: 770-593-5697.  Harland’s filings with the SEC are also available on Harland’s website at www.harland.net.

Harland and its officers and directors may be deemed to be participants in the solicitation of proxies from Harland’s shareholders with respect to the Merger.  Information about Harland’s executive officers and directors and their ownership of Harland’s shares is set forth in the proxy statement for Harland’s 2006 annual meeting of shareholders, which was filed with the SEC on March 27, 2006.  Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Harland and its respective executive officers and directors in the Merger by reading the preliminary and definitive proxy statements regarding the Merger, which will be filed with the SEC.

Item 3.03.        Material Modification to Rights of Security Holders.

Prior to entering into the Merger Agreement, Harland entered into an Amendment No. 2 to the Rights Agreement (related to Harland’s common stock, par value $1.00 per share), dated as of December 17, 1998 (as amended on October 13, 2006) (the “Rights Agreement”), by and between Harland and Wells Fargo Bank, N.A., a national banking association, as rights agent, with the purpose and intent of rendering the Rights Agreement inapplicable to the Merger and other transactions contemplated under the Merger Agreement.  The foregoing description of the amendment to the Rights Agreement is not complete and is qualified in its entirety by reference to Amendment No. 2 to the Rights Agreement, which is filed as Exhibit 4.1 hereto and is incorporated herein by reference.

Item 8.01.        Other Events.

On December 20, 2006, Harland and M&F issued a press release announcing that they have entered into a definitive agreement as discussed in Item 1.01 above.  A copy of the press release is being filed as Exhibit 99.1 hereto and is incorporated by reference herein.

Item 9.01.        Financial Statements and Exhibits.

(d) Exhibits.

2.1                                 Agreement and Plan of Merger, dated as of December 19, 2006, by and among John H. Harland Company, M&F Worldwide Corp. and H Acquisition Corp.

4.1                                 Amendment No. 2 to Rights Agreement, dated as of December 19, 2006, to the Rights Agreement, dated as of December 17, 1998 (as amended on October 13, 2006), by and between John H. Harland Company and Wells Fargo Bank, N.A., as rights agent.

99.1                           Press release, dated December 20, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JOHN H. HARLAND COMPANY
(Registrant)

Date: December 20, 2006

	By:	/s/ Philip A. Theodore
Philip A. Theodore
Senior Vice President and General Counsel

Exhibit Index

2.1                                 Agreement and Plan of Merger, dated as of December 19, 2006, by and among John H. Harland Company, M&F Worldwide Corp. and H Acquisition Corp.

4.1                                 Amendment No. 2 to Rights Agreement, dated as of December 19, 2006, to the Rights Agreement, dated as of December 17, 1998 (as amended on October 13, 2006), by and between John H. Harland Company and Wells Fargo Bank, N.A., as rights agent.

99.1                           Press release, dated December 20, 2006.